EXHIBIT 99.1

Aether Systems Announces First Quarter 2004 Results

OWINGS MILLS, Md. — May 6, 2004 — Aether Systems, Inc., (Nasdaq: AETH), a leading provider of wireless and mobile data solutions, today reported financial results for the first quarter ended March 31, 2004. Revenues for Q1 2004 were $12.5 million, which consist of subscriber revenue of $5.3 million, software and related services revenue of $4.2 million and device sales of $3.0 million. In the same period last year, revenues were $14.9 million, with subscriber revenue of $7.3 million, software and related services revenue of $5.3 million and device sales of $2.3 million. Revenues in Q1 2004 were flat as compared to Q4 2003.

Net income for Q1 2004 was $0.21 per share or $9.1 million, as compared to a net loss of ($0.29) per share or ($12.4 million) in the same period last year. In Q4 2003, net loss was ($0.29) per share or ($12.4) million. Net income for the current quarter includes a gain on the sale of Aether’s Enterprise Mobility Solutions segment of $17.9 million, which was completed in January 2004.1 Loss from continuing operations for Q1 2004 was ($0.20) per share or ($8.8 million) as compared to a loss of ($0.22) per share or ($9.3 million) in the same period last year. In Q4 2003, the loss from continuing operations was ($0.23) per share or ($10.1 million).

Aether’s net operating loss, excluding certain non-cash and other charges, in Q1 2004 was ($0.16) per share, or ($6.8 million)2. This is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance. In the same period last year, net operating loss, excluding certain non-cash and other charges, was ($0.17) per share, or ($7.1 million). In Q4 2003, net operating loss, excluding certain non-cash and other charges, was ($0.18) per share or ($7.7 million) which included approximately $1.5 million ($0.04 per share) of professional and other fees and expenses that Aether incurred in pursuing potential strategic transactions that, as of the end of fiscal year 2003, management did not expect would be completed and that were reported as part of Aether’s general and administrative operating expenses in Q4 2003. This non-GAAP financial measure is discussed below and is reconciled to net operating loss, which is the most directly comparable GAAP financial measure, in an attachment to this press release, as required by the SEC’s Regulation G3.

Total cash and cash equivalents (including investments available for sale) increased by $9.6 million during Q1 2004. The increase resulted primarily from approximately $18.0 million in cash received from the sale of the EMS segment, plus investment income and changes to net working capital of $1.3 million offset by $5.1 million spent to operate our ongoing business, and a semi-annual debt interest payment of $4.6 million.

1 In accordance with generally accepted accounting practices (#GAAP#), the results of the EMS segment for all periods prior to 2004 have been reclassified as discontinued operations, so that period-to-period comparisons are presented on a comparable basis. The results for Q1 2004 do not include results from discontinued operations, as the EMS segment was sold effective as of the start of the quarter. Accordingly, net income for Q1 2004 is comparable to loss from continuing operations for Q1 and Q4 2003.

2 “Non-cash and other charges” include restructuring charges, the amortization of intangibles and other non-cash items primarily relating to acquisitions, the Company’s share of losses in joint ventures under equity method accounting, gain on extinguishment of debt, and non-cash expenses relating to options and warrants and certain other items, all of which are set forth on a reconciliation attached to this press release.

3Net operating loss, excluding certain non-cash and other charges, does not include the results of discontinued operations.

“Aether continues to focus on achieving its primary objectives of becoming profitable and seeking to enhance the value of our assets to our stockholders,” said Chairman and CEO David S. Oros. “In terms of our existing operations, we were encouraged that Q1 2004 revenue remained flat as compared to the prior quarter, after having experienced several quarter-over-quarter revenue declines. We recognize that achieving our primary objectives will require us to make significant additional changes to our businesses and our company. Consequently, we continue to explore a range of strategic alternatives, with our goal being to decide upon and begin implementing strategic choices in the second half of this year that we believe will help us achieve our objectives more quickly.”

The Company’s outstanding 6 percent convertible subordinated notes are due March 22, 2005. As the maturity date is less than 12 months from the end of the first quarter, the amount of the notes — $154.9 million — has been reclassified as a short-term liability on the Company’s balance sheet as of March 31, 2004. Because Aether expects to liquidate a portion of its investments to repay these notes at their maturity, the Company has reclassified $154.9 million of such investments from long-term to short-term as of March 31, 2004.

Operating expenses in Q1 2004 were $14.2 million, as compared to $16.3 million in the same period last year and $15.6 million in Q4 2003.

Use of Non-GAAP Financial Measure

This press release refers to net operating loss from continuing operations, excluding non-cash and other charges, which is a non-GAAP financial measures, as defined by the SEC’s Regulation G. We provide this non-GAAP financial measure because we believe that when considered with the comparable GAAP measure, it enhances an investor’s ability to compare the Company’s performance from one period to the next. Aether management considers this non-GAAP financial measure in evaluating the Company’s operations. We also believe it aids in management’s and investors’ assessment of the use of cash by the Company’s core operations, as it excludes cash items (such as restructuring charges) that in management’s judgment do not reflect the ongoing cash expenses of the Company’s continuing business, as well as non-cash gains and charges. In addition, analysts and others in the investment community use this metric to evaluate the Company’s performance and to express performance estimates for the Company. This non-GAAP financial measure requires management to make judgments about the exclusion of certain items, and if different judgments were made, the amounts reported would be different.

Conference Call

Aether will host a conference call on Friday, May 7, 2004 at 8:30 a.m. Eastern Time. Interested parties may access the call at www.aethersystems.com or by telephone at 1-800-441-0022. Please ask for the Aether Systems call. Replay of this call will be available until May 28, 2004, by calling 1-800-839-0860, access code 1435.

About Aether Systems, Inc.

Aether Systems provides wireless and mobile data solutions that increase efficiency and productivity for the transportation, fleet management, and public safety markets. Aether’s transportation and fleet management solutions, in use by over 600 fleets, include the industry-leading MobileMax™ multi-mode system. MobileMax™ automatically switches between land-based and satellite communications to ensure complete coverage and cost-effective communications. Aether’s public safety solutions help hundreds of police and fire departments in North America leverage the power of wireless for improved service to the public. The PacketCluster™ family of products provides officers in the field with empowering applications including direct access to motor vehicle and warrant information within seconds, and paperless reporting systems. For more information, please visit www.aethersystems.com

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward looking statements include those regarding the Company’s efforts to achieve profitability, its expectation that it will not incur significant restructuring charges in the future, its pursuit of various strategic options, and the impact of such strategic options on shareholder value. When used herein, the words anticipate, believe, estimate, intend, may, will, and expect and similar expressions as they relate to Aether or its management are intended to identify such forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) our ability to implement business strategies that will achieve our objectives, (2) our ability to realize value from our accumulated net operating and net capital losses, (3) potential liabilities relating to sales of our assets, (4) whether or not we are able to adequately staff our operations, and (5) other factors discussed in our filings with the Securities and Exchange Commission. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These and other risks and uncertainties are discussed in detail in our 2003 Annual Report on Form 10-K and should be reviewed carefully.

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS

	Three Months Ended
	March 31,
	2004	2003
in thousands except per share data

Subscriber revenue	$5,276	$7,312
Software and related services	4,230	5,258
Device sales	2,963	2,286

Total revenue	12,469	14,856
Cost of subscriber revenue	2,005	3,449
Cost of software and related services	1,162	1,181
Cost of device sales	3,527	2,736

Total cost of revenue	6,694	7,366

Gross profit	5,775	7,490
Operating expenses:
Research and development	2,548	2,653
General and administrative	6,465	8,156
Selling and marketing	1,872	2,300
Depreciation and amortization	2,294	2,278
Option and warrant expense	525	394
Impairment of intangibles and fixed assets	—	447
Gain on disposal of assets	(30)	(5)
Restructuring charge	499	104

Total operating expenses	14,173	16,327

Operating loss	(8,398)	(8,837)
Other income (expense):
Interest expense, net	(928)	(261)
Equity in losses of investment	—	(59)
Investment gain (loss), including impairments, net	557	(166)

Loss from continuing operations	$(8,769)	$(9,323)

Loss from discontinued operations	—	(3,117)
Gain on sale of discontinued operations	17,915	—

Net income (loss)	$9,146	$(12,440)

Loss per share — basic and diluted — from continuing operations	$(0.20)	$(0.22)
Loss per share — basic and diluted — from discontinued operations	—	(0.07)
Income per share — basic and diluted — gain on sale of discontinued operations	0.41	—

Net income (loss) per share — basic and diluted	$0.21	$(0.29)

Weighted average shares outstanding — basic and diluted	43,273	42,271

Reconciliation to net operating loss excluding non-cash and other charges:*
Loss from continuing operations per GAAP	(8,769)	(9,323)
Add back non-cash and other charges:
Impairment of intangibles and fixed assets	—	447
Investment (gain) loss, including impairments, net	(557)	166
Amortization of intangibles	1,528	1,081
Proportionate share of losses in investee	—	59
Option and warrant expense	525	394
Restructuring charge (includes cash and non cash charges)	499	104
Gain on disposal of assets	(30)	(5)

Net operating loss excluding non-cash and other charges	(6,804)	(7,077)

Net operating loss excluding non-cash and other charges per share — basic and diluted	$(0.16)	$(0.17)

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2004	2003
in thousands

Current assets:
Cash and cash equivalents	$33,595	$26,222
Investments available for sale	154,912	20
Trade accounts receivable	14,284	15,014
Inventory	10,962	10,162
Assets from discontinued operations	—	14,219
Leased equipment receivable	2,946	2,636
Prepaid expenses and other current assets	18,869	16,338

Total current assets	235,568	84,611
Restricted cash	11,488	13,460
Investments available for sale	70,167	220,849
Furniture, computers, and equipment, net	8,309	9,335
Investments not readily available for sale	245	2,273
Leased equipment receivable	8,581	8,765
Intangibles and other assets	56,618	58,812

	$390,976	$398,105

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible subordinated notes payable	$154,912	$—
Accounts payable	654	388
Accrued expenses	9,233	12,220
Liablilities from discontinued operations	—	9,687
Restructuring reserve	809	1,407
Accrued employee compensation and benefits	2,705	2,796
Accrued interest payable	205	2,529
Deferred revenue	15,543	15,373

Total current liabilities	184,061	44,400
Long-term liabilities:
Convertible subordinated notes payable	—	154,912
Deferred revenue	18,661	18,799
Restructuring reserve	—	70
Deferred rent	607	623
Stockholders’ equity	187,647	179,301
Commitments and contingencies

	$390,976	$398,105